Exhibit 99.1

Letter to Company Employees

Internal Announcement:

Jamba Family —

I want to share some important and exciting news that is being announced publicly this morning.  After a comprehensive and careful evaluation of various strategic alternatives for our company, the Board of Directors and I have agreed to enter into a merger agreement with Focus Brands.

Many of you have asked me why a company our size is publicly traded given that the financial burden of being public takes away resources that could be better deployed to support our growth plans.  This transaction will take Jamba out of the public markets as we become a part of privately held Focus Brands and it will allow for the right allocation of resources for growth.  We anticipate that the transaction will close within the next 2 months, as it is subject to the tender of a majority of the outstanding shares of Jamba common stock and other customary closing conditions.

Focus Brands is the franchisor and operator of more than 5,000 restaurants, cafes, ice cream shoppes and bakeries in the United States, the District of Columbia, Puerto Rico and over 50 foreign countries under the brand names Carvel®, Cinnabon®, Schlotzsky’s®, Moe’s Southwest Grill®, Auntie Anne’s® and McAlister’s Deli®, as well as Seattle’s Best Coffee® on certain military bases and in certain international markets.  As we have spent time with the Focus team, I’ve become confident that they share our values and a commitment to the long term success of our iconic brand. I know that Jamba will be a great fit within the Focus portfolio.

We will spend time with the Focus team over the next few weeks to understand more about their strategy and outlining an integration plan.  While this process is unfolding, it’s important that we all focus on our work without interruption, continue to perform at a high level of excellence, and try not to be distracted by the closing activities.

I’ll be able to answer more questions in our townhall meeting this morning, but as you have questions over the next few weeks, feel free to reach out to me or any member of the Operating Committee.  As always, please refer any outside inquires to Josh or Todd, and keep in mind that we continue to be a publically traded company whose communications and disclosures must be handled in an appropriate and compliant manner.

As always, thanks for your support and for everything you do for Jamba.

Dave

Additional Information and Where to Find It

The proposed acquisition (the “tender offer”) of Jamba, Inc. (“Company”) described above has not yet commenced. This communication is for informational purposes only and is not a recommendation, an offer to purchase or a solicitation of an offer to sell shares of Company stock. At the time the tender offer is commenced, Jay Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of Focus Brands Inc. (“Parent”) will file a tender offer statement and related exhibits with the U.S. Securities and Exchange Commission (the “SEC”) and the Company will file a solicitation/recommendation statement with respect to the tender offer. Investors and stockholders of the Company are strongly advised to read the tender offer statement (including the related exhibits) and the solicitation/recommendation statement, as they may be amended from time to time, when they become available, because they will contain important information that stockholders should consider before making any decision regarding tendering their shares. The tender offer statement (including the related exhibits) and the solicitation/recommendation statement will be available at no charge on the SEC’s website at www.sec.gov. In addition, the tender offer statement and other documents that Merger Sub files with the SEC will be made available to all stockholders of the Company free of charge from the information agent for the tender offer.  The solicitation/recommendation statement and the other documents filed by the Company with the SEC will be made available to all stockholders of the Company free of charge at www.ir.jambajuice.com.

Forward-Looking Statements

Certain forward-looking statements made in this communication, including any statements as to future results of operations and financial projections, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended.  Forward-looking statements include, among other things, statements about the potential benefits of the proposed transaction; the prospective performance and outlook of the surviving company’s business, performance and opportunities; the ability of the parties to complete the proposed transaction and the expected timing of completion of the proposed transaction; as well as any assumptions underlying any of the foregoing.  Forward-looking statements are based on management’s current expectations, beliefs, estimates, projections and assumptions. As such, forward-looking statements are not guarantees of future performance and involve inherent risks and uncertainties that are difficult to predict.  As a result,  actual future results and trends may differ materially from what is forecast in forward-looking statements.   The following are some of the factors that could cause actual future results to differ materially from those expressed in any forward-looking statements:  (i) uncertainties as to the timing of the tender offer; (ii) the risk that the proposed transaction may not be completed in a timely manner or at all; (iii) the possibility that competing offers or acquisition proposals for the Company will be made; (iv) uncertainty surrounding how many of the Company’s stockholders will tender their shares in the tender offer; (v) the possibility that any or all of the various conditions to the consummation of the tender offer may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities; (vi) the possibility that prior to the completion of the transactions contemplated by the merger agreement, the Company’s business may experience significant disruptions due to transaction-related uncertainty; (vii) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; (viii) the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability; and (ix) other factors as set forth from time to time in the Company’s filings with the SEC, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as the tender offer statement, solicitation/recommendation statement and other tender offer documents that will be filed by Parent, Merger Sub and the Company, as applicable.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Parent, Merger Sub and the Company do not undertake any obligation to update or publicly release any revisions to any forward looking statements to reflect events, circumstances or changes in expectations after the date of this communication.